UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             CURRENT REPORT Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of report (Date of earliest event reported): October 13, 2004

                              BELLSOUTH CORPORATION
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             (Exact Name of Registrant as Specified in Its Charter)

                                     GEORGIA
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                 (State or Other Jurisdiction of Incorporation)

                1-8607                              58-1533433
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       (Commission File Number)         (IRS Employer Identification No.)


Room 15G03, 1155 Peachtree Street, N. E., Atlanta, Georgia       30309-3610
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         (Address of Principal Executive Offices)                (Zip Code)

                                 (404) 249-2000
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
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     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the
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     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))


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 Item 2.01  Completion of Acquisition or Disposition of Assets

         On October 14, 2004, BellSouth closed the sale of its wireless operations in Ecuador, Guatemala and Panama to Telefonica Moviles, S.A. ("Telefonica"), the wireless affiliate of Telefonica, S.A. BellSouth will receive $1.2 billion for its interest in the three properties and will recognize an after-tax gain of approximately $600 million, or approximately 33 cents per share, in the fourth quarter of 2004.

         The two companies announced in March 2004 that they had reached a definitive agreement for BellSouth to sell its interest in 10 Latin American operations to Telefonica. The agreement provided a purchase price based on total enterprise value of $5.85 billion for all 10 operations. As announced at that time, the transaction will close in stages with transfer of BellSouth's interest in the operations in the remaining seven Latin American countries (Argentina, Chile, Colombia, Nicaragua, Peru, Uruguay and Venezuela) expected to close by the end of 2004, subject to all requisite governmental approvals being obtained. Including proceeds from the closing noted above and proceeds from the additional interest in Telcel described in Item 8.01 below, BellSouth currently expects to receive after-tax cash proceeds of approximately $4.5 billion.

Item 8.01         Other Events

         As part of the pending sale of our Latin American operations, Telefonica has agreed to purchase, at a specified price, any and all equity interests in Telcel, our Venezuelan operation, that we purchase from the other major shareholder as a result of ongoing arbitration. In a 2 to1 decision issued on October 13, 2004, an arbitration panel in New York ordered that BellSouth purchase 11.1% of Telcel from the other major shareholder for approximately $403 million, plus interest since June 20, 2004. Under the purchase agreement with Telefonica, BellSouth will receive approximately $150 million for this additional interest in Telcel.

         The price determined by the arbitration panel is based upon the valuation of Telcel as of the Fall of 2000, when this shareholder originally attempted to exercise its put rights under an existing shareholders agreement. The arbitration panel also required that BellSouth purchase the shareholder's remaining 10.7% interest in Telcel at a purchase price based upon Telcel's valuation as of June 2003. The price will be set by the arbitration panel after future hearings if the parties are unable to reach an agreement on price. While we believe the value of Telcel declined substantially from the Fall of 2000 to June 2003, the shareholder may contend that the value of its remaining interest in Telcel is higher than the price Telefonica has agreed to pay BellSouth for this interest. At this time, the likely purchase price cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made.

         In addition, the arbitration panel ordered us to pay this shareholder approximately $25 million to satisfy its claims that we breached certain Investment Tax Credit Contracts. A provision for this payment had already been provided for in BellSouth's financial statements. The arbitration panel rejected the shareholder's claim that BellSouth breached an oral agreement to buy out the shareholder's entire interest in Telcel, and denied all other claims raised by the parties. The arbitration decision is not expected to impact the progress or timing of BellSouth's pending sale of its Latin American operations to Telefonica.

         Because these payments exceed the amount Telefonica will pay us for the additional interest in Telcel, BellSouth will incur an after-tax charge of approximately $165 million, or approximately 9 cents per share, in the third quarter of 2004.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




BELLSOUTH CORPORATION


By:   /s/ W. Patrick Shannon
      W. Patrick Shannon
      Vice President - Finance
      October 14, 2004